EXHIBIT 10.14

                                    AGREEMENT

            AGREEMENT (this "Agreement"), made as of this 2nd day of December, 1999, by and between Microwave Power Devices, Inc., a Delaware corporation (the "Company"), and Alfred Weber, the Chairman of the Board, President and Chief Executive Officer of the Company (the "Executive").

                              W I T N E S S E T H:

            WHEREAS, the Company and the Executive have entered into that certain Change in Control Agreement dated of even date herewith (the "Control Agreement"); and

            WHEREAS, the parties desire to enter into this Agreement in order to address certain tax payments that may be incurred by Executive pursuant to the Control Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

            1. Parachute Gross Up. (a) In the event that you shall become entitled to payments and/or benefits provided by Section 4 of the Control Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of the Control Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed) the Company shall pay to you at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

                  (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined in Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to

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any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of
Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (c) For purposes of determining the amount of the Gross-up Payment, you shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed the interest received or credited to you by such tax authority for the period it held such portion. You and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if your claim for refund or credit is denied.

            In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects you to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof


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can reasonably be determined, but in no event later than the ninetieth (90th)
day after the occurrence of the event subjecting you, to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, you shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect you, but you shall control any other issues. In the event the issues are interrelated, you and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree you shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, you shall permit the representative of the Company to accompany you, and you and your representative shall cooperate with the Company and its representative.

                  (f) The Company shall be responsible for all charges of the Accountants.

            2. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement is personal to the Executive and neither this Agreement or any rights hereunder may be assigned by the Executive.

            3. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.


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            4. Notices. All notices under this Agreement shall be given in writing and shall be either delivered personally or sent by certified or registered mail, return receipt requested, addressed to the other party at the appropriate address first set forth above, or to such other address as such party shall designate by written notice as aforesaid. Notices shall be deemed given when received or two (2) days after mailing, whichever is earlier.

            5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to rules relating to conflicts of law.

            IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                               MICROWAVE POWER DEVICES, INC.


                                               By:  /s/ William J. Moore
                                                    ----------------------------
                                                    Name: William J. Moore
                                                    Title: Controller


                                                    /s/ Alfred Weber
                                                    ----------------------------
                                                    Executive


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